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                                                                   EXHIBIT 99.M2

                            HSBC MUTUAL FUNDS TRUST
                                HSBC FUNDS TRUST
                            (together, the "Trust")
                          RULE 12b-1 DISTRIBUTION PLAN
                           CLASS B AND CLASS C SHARES

     1.   Definitions.
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          (a) The Trust is an open-end management investment company organized under the laws of the Commonwealth of Massachusetts. The Trust is registered under the Investment Company Act of 1940, as amended (the "Act"). The Trust's shares of beneficial interest may be classified into series in which each series represents the entire undivided interests of a separate portfolio of assets.
For all purposes of this Agreement, a "Fund" shall mean a separate portfolio of assets of the Trust and a "Series" shall mean the series of shares of beneficial interest representing undivided interests in a Fund.

          (b) As permitted by Rule 12b-1 (the "Rule") under the Act, the Trust has adopted a Distribution Plan (the "Plan") for each Fund pursuant to which the Trust may make certain payments to the Distributor for expenses incurred in connection with the distribution of shares of the Funds. The Trust's Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

     2.   Adoption of Plan.   The Trust hereby adopts this Plan, and the parties
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hereto enter into this Plan, on the terms and conditions specified herein.

     3.   Distribution-Related Fee.
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          (a) The Trust shall pay the Distributor a monthly distribution-related fee on the first business day of each month in such an amount as the Distributor may request, provided that each such payment shall be based upon the average daily value of a Fund's net assets (as determined on each business day at the time set forth in the Trust's currently effective prospectus for determining net asset value per share) during the preceding month and shall be calculated at an annual rate not in excess of 0.75%.

          (b) For purposes of calculating each such monthly fee, the value of a Fund's net assets shall be computed in the manner specified in the Trust's currently effective Prospectus and Restated and Amended Declaration of Trust. All expenses incurred by the Trust hereunder shall be charged against such Fund's assets. For purposes of this Plan, a "business day" is any day the Trust is open for business.

     4.   Purposes of Payments.  The Distributor shall be obligated to use all
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amounts received under this Plan for (i) payments to broker/dealers and other financial intermediaries including the Distributor for their assistance in the distribution of Fund shares, and (ii) payments to broker/dealers and other financial intermediaries including the Distributor for promoting the sale of such Fund shares, such as by paying for the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone correspondents. The services rendered by the Distributor hereunder are in addition to the administrative services reasonably necessary for the operation of the Trust and the Funds pursuant to the Administrative Services Contract between the Trust and BISYS Fund Services Limited
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Partnership, dated as of March 9, 1996.

     5.   Related Agreements. All other agreements relating to the
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implementation of this Plan (the "related agreements") shall be in writing, and such related agreements shall be subject to termination, without penalty, on not more than sixty days' written notice to any other party to the agreement, in accordance with the provisions of clauses (a) and (b) of paragraph 9 hereof.

     6.   Approvals by Trustees and Shareholders.  This Plan shall become
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effective upon approval by (a) a majority of the Board of Trustees of the Trust for each Fund, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have not direct or indirect financial interest in the operation of the plan or in any related agreements (the "Plan Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan, and (b) the holders of a majority of the outstanding securities of a Fund (as defined in the Act). Related agreements shall be subject to approval by the Trustees in the manner provided in clause (a) of the preceding sentence.

     7.   Duration and Annual Approval by Trustees.  This Plan and any related
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agreements shall continue in effect for a period of more than one year from the date of their adoption by a majority of the Board of Trustees, including a majority of the Plan Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan or any related agreement.

     8.   Amendments.    This Plan may be amended at any time with the approval
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of a majority of the Board of Trustees, provided that (a) any material amendment of this Plan must be approved by the Trustees, and (b) any amendment to increase materially the amount to be expended by the Fund pursuant to this Plan must also be approved by the vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the Act).

     9.   Termination.   This Plan may be terminated at any time, without the
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payment of any penalty, by (a) the vote of a majority of the Plan Trustees, or
(b) the vote of the holders of a majority of the outstanding voting securities of a Fund (as defined in the Act). If this plan is terminated with respect to any Funds, it shall nonetheless remain in effect with respect to any remaining Funds.

     10.  Selection and Nomination of Trustees.  While this Plan is in effect,
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the selection and nomination of the Trustees who are not "interested persons" of the Trust (as defined in the Act) shall be committed to the discretion of the Trustees then in office who are not "interested persons" of the Trust.

     11.  Effects of Assignment.    To the extent that this Plan constitutes a
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plan of distribution adopted pursuant to the Rule, it shall remain in effect as such so as to authorize the use of the Fund's assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an assignment (as defined in the Act). To the extent this Plan concurrently constitutes an agreement relating to implementation of the plan of distribution, it shall terminate automatically in the event of its assignment, and the Trust may continue to make payments pursuant to this Plan only (a) upon the approval of the Board of Trustees, and (b) if the obligations of the Distributor under this Plan are to be performed by any organization other than the Distributor, upon such organization's adoption and assumption in writing of all provisions of this Plan as party hereto.

     12.  Quarterly Reports to Trustees.  The Distributor shall prepare and
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furnish to the Board of Trustees, at least quarterly, a written report setting forth all amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made. The written report shall
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include a detailed description of the continuing services provided by broker/dealers and other financial intermediaries pursuant to paragraph 4 of this Plan.

     13.  Preservation of Records.  The Trust shall preserve copies of this
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Plan, any related agreements and any reports made pursuant to this Plan for a period of not less than six years from the date of this Plan or any such related agreement or report. For the first two years, copies of such documents shall be preserved in an easily accessible place.

     14.  Limitations on Liability of Distributor.  The Distributor shall give
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the Trust the benefit of the Distributor's best judgment and efforts in rendering services under this Plan. As an inducement to the Distributor's undertaking to render these services, the Trust agrees that the Distributor shall not be liable under this Plan for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Plan shall be deemed to protect or purport to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Distributor's duties under this Plan, or by reason of the Distributor's reckless disregard of its obligations and duties hereunder.

     15.  Other Distribution-Related Expenditures.  Nothing in this Plan shall
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operate or be construed to limit the extent to which the Distributor or any other person other than the Trust may incur costs and pay expenses associated with the distribution of Fund shares.

     16.  Miscellaneous. The Trust's Amended and Restated Declaration of Trust
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is on file with the Secretary of State of the Commonwealth of Massachusetts.
The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property shall be bound.